Exhibit 99.1

Wild Oats Markets, Inc. Reports Fourth Quarter and Year-End 2002 Results

BOULDER, Colo., February 26 / PRNewswire / -- Wild Oats Markets, Inc. (NASDAQ: OATS), a leading national natural and organic foods retailer, today announced financial results for the fourth quarter and full year ended December 27, 2002. In 2002, the Company generated $919.1 million in sales, a 2.9 percent increase over 2001; and net income of $6.9 million, or $0.26 per diluted share in 2002, compared with net loss of ($43.9 million) or ($1.80) per diluted share in 2001.

2002 Financial Results

Net sales for the year were a record $919.1 million, up 2.9 percent compared with $893.2 million in 2001. This increase was achieved despite the sale and/or closure of nine stores in 2002. For the most part, these sales and closures were part of the Company’s substantially completed 2001 planned rationalization program to close and, where possible, divest under-performing stores. The sales gain was primarily driven by positive 5.2 percent comparable store sales in 2002, compared with same-store sales of 4.0 percent in 2001.

Wild Oats generated $221.8 million in net sales in the fourth quarter of 2002, down slightly from $222.1 million in last year’s fourth quarter. Comparable store sales were 2.9 percent in the fourth quarter of 2002, compared with 5.7 percent in the fourth quarter of 2001. The deceleration of sales in the fourth quarter can primarily be attributed to a 1.9 percent decline in comparable stores’ customer traffic. This was primarily due to the Company’s stock keeping unit (SKU) rationalization, which was completed simultaneously with the Company’s transition to a new primary distributor - both of which led to product discontinuances and higher than anticipated out-of-stock conditions. Additionally, significant road construction affecting seven of the Company’s stores in the fourth quarter had a 70-basis-point adverse impact on comparable store sales in the quarter. Conversely, the average transaction per customer increased 5.0 percent in the quarter.

"The major initiatives we successfully completed in 2002 helped us to return to profitability earlier than expected and to develop an infrastructure for sustainable, long-term growth. However, we realize that we are experiencing some short-term operational disruptions related to the aggressive strategies implemented in 2002 to turn this Company around," said Perry D. Odak, President and Chief Executive Officer. "We are confident that these initiatives, including our SKU rationalization; transition to a new primary distributor; substantial operational improvements; development of new store prototypes for both of our store concepts; implementation of centralized purchasing; and reductions in direct store expense and overall inventory, position us to take advantage of the continued growth opportunities in our industry. We are focused on entering the next phase of this turnaround, which will include an aggressive remodel, re-set and new store growth plan, and enhanced marketing and merchandising programs to increase customer awareness, traffic and sales."

Wild Oats reported gross profit of $274.3 million in 2002, a 6.1 percent increase compared with $258.5 million in 2001. The gross profit margin increased almost a full percentage point in 2002 and, for the year, was 29.8 percent compared with 28.9 percent in 2001. This was achieved through more disciplined pricing strategies, a new category management structure, the consolidation of vendors and rationalization of SKUs. Gross profit margins improved throughout the year, with the strongest levels being achieved in the fourth quarter of 2002.

Gross profit in the fourth quarter of 2002 was $68.1 million, a 9.5 percent increase compared with $62.2 million in the same period last year. The gross profit margin increased to 30.7 percent of sales in the fourth quarter of 2002 compared with 28.0 percent of sales in the same period last year. Sequentially, the gross profit margin improved 1.3 percentage points in the fourth quarter from 29.4 percent in the third quarter of 2002. Both the year-over-year and sequential quarter increases were primarily due to the Company’s planned SKU rationalization.

Direct store expenses in 2002 were down 4.8 percent to $198.4 million, from $208.3 million in 2001. Direct store expenses as a percent of sales were 21.6 percent in 2002, compared with 23.3 percent last year. The reduction in direct store expenses was primarily due to better expense management at store-level, as well as the centralization of several non-retail contracts, such as store supplies, maintenance and store services. These efforts also contributed to a 9.6 percent reduction in fourth quarter 2002 direct store expenses to $47.8 million, from $52.9 million in the fourth quarter of 2001.

The store contribution margin continued to improve throughout the year and was 8.2 percent of sales in 2002, a 2.6 percentage point increase compared with 5.6 percent in 2001. In the fourth quarter of 2002, store contribution margin was 9.1 percent of sales compared with 4.2 percent in the same period last year. The significant gain in store contribution in both periods was the result of continued improvements in store-level expense management.

Selling, general and administrative (SG&A) expenses, excluding goodwill amortization, in 2002 increased 10.0 percent to $55.2 million from $50.2 million in the prior year. SG&A as a percent of sales was 6.0 percent in 2002 compared with 5.6 percent in 2001. The increase in on-going SG&A expenses in 2002 is related to continued investments in marketing to maintain and strengthen positive customer traffic trends in 2001, as well as investments to strengthen information systems, and headcount increases to build an infrastructure that would position Wild Oats for future growth.

In the fourth quarter of 2002, SG&A expenses were $13.6 million, or 6.1 percent of sales, a 19.3 percent increase from $11.4 million, or 5.2 percent of sales, in last year’s fourth quarter. Higher year-over-year SG&A expenses in the fourth quarter were primarily attributable to increased marketing investments as the Company completed the rollout out of its weekly advertising program throughout 2002.

Net income in 2002 was $6.9 million, or $0.26 per diluted share, compared to net loss of ($43.9 million), or ($1.80) per diluted share, in 2001. Net income in 2002 included reversals of previous restructuring and asset impairment charges of approximately $832,000 pre-tax, or $0.02 per diluted share after tax. The Company recorded restructuring and asset impairment charges of approximately $54.9 million pre-tax in 2001, which were primarily related to the sale and closure of under-performing stores. The reduction in direct store expenses, improvement in store contribution margin and overall greater financial discipline fueled Wild Oats Markets’ return to profitability in 2002. Additionally, the Company’s ability to produce eight consecutive quarters of positive same-store sales contributed to the significant improvement in net income for the year.

Net income in the fourth quarter of 2002 was $2.6 million, or $0.09 per diluted share compared with net loss of ($2.8 million), or ($0.11) per diluted share, in the same period last year. Fourth quarter 2002 net income included $362,000, or $0.01 per diluted share, in after-tax charges, related to a change in estimates surrounding the effective federal tax rate and higher-than-anticipated state franchise tax liabilities. In the fourth quarter of 2001, the Company recorded a net pre-tax credit of approximately $704,000 relating to restructuring activity.

Business Developments

Subsequent to its fiscal year-end, Wild Oats entered into a new three-year $75 million credit facility, lead by Wells Fargo Bank, N.A., its current lead lender, to support general operating needs. The new credit facility replaced an earlier three-year facility, which was due to expire in August of this year. In addition to the $51.2 million in new equity raised in September 2002, the refinancing of this credit agreement completes the Company’s planned financial restructuring.

The Company opened two new stores, based on the Wild Oats Natural Marketplace prototype model, in Portland, Maine and Louisville, Ky. in January 2003. The new stores, like the Company’s first prototype opened in Long Beach, Calif. in April 2002, continue to produce results that exceed management expectations and are higher than overall Company averages for sales per square foot, average customer traffic and basket size.

Wild Oats will continue its new store development program by opening its first Henry’s Marketplace farmers market prototype store in Costa Mesa, Calif. on February 28, 2003, two new Wild Oats stores in Lexington, Ky. and Franklin, Tenn. in the third quarter of 2003, and five additional Wild Oats and Henry’s stores in the fourth quarter of this year in California, Colorado and Utah. The Company currently has signed leases or letters of intent for new Wild Oats stores in Colorado Springs and Denver, Colo.; three locations in the greater Salt Lake City metropolitan area; one store each in Cincinnati, Ohio, Indianapolis, Ind. and Omaha, Neb.; and seven Southern California locations for new Henry’s Marketplace stores, including six metropolitan Los Angeles locations and one Palm Springs area location. These additional sites will open in late 2003 or early 2004. Wild Oats is still on track to open up to 10 stores in 2003, 15 to 20 in 2004, and 20 to 25 in 2005.

On February 3, 2003, Wild Oats announced the appointment of three new members to its Board of Directors, and the resignations of David Ferguson and Mo Siegel. The three new appointments, Dr. Stacey Bell, David Gallitano and Mark Retzloff, bring unique perspectives and deep industry knowledge to Wild Oats, including medical science and nutrition expertise, financial acumen and natural products industry experience, respectively. Messrs. Ferguson and Siegel both announced their resignation from the Board due to changes in their professional careers.

"We are proud of our many accomplishments in 2002 and we thank each of our 8,500 employees for their support during a challenging time of change and re-engineering our business," said Mr. Odak. "We have generated positive comparable store sales for eight consecutive quarters despite softness in the economy. We have developed a new prototype for our Wild Oats stores that has proven to be successful, and we will open our new Henry’s Marketplace prototype at the end of February 2003. We have developed greater financial and cost management discipline throughout our organization, which has driven our return to profitability in 2002. We have completed the complex transition to our new primary distributor and our simultaneous SKU rationalization, and we expect these initiatives to reap long-term bottom-line benefits. We have refinanced our credit facility. We have made investments in IT systems and personnel to strengthen our infrastructure, drive efficiency and prepare for sustained growth throughout our operations. Finally, we have raised more than $50 million in equity to fund an aggressive store remodel and new store development program, and, in conjunction with this, have signed four new leases and numerous letters of intent to fill our real estate pipeline."

"With all of these major initiatives behind us, we now have a strong platform from which to grow and fully realize the numerous opportunities in the accelerating natural and organic products industry in 2003," said Mr. Odak.

Company management will host a conference call and webcast with financial analysts and investors on Wednesday, February 26, 2003 at 11 a.m. Mountain time (1 p.m. Eastern time) to discuss financial results for the fourth quarter and full year ended December 27, 2002. Participants calling from the U.S. may call in by dialing (877) 252-5618. International callers should dial (706) 634-1349. Participants should ask for the "Wild Oats fourth quarter/year-end 2002 earnings conference call" or reference conference ID number 7638187. A simultaneous webcast will be available through a link on the Investor Relations page of the Wild Oats website at www.wildoats.com.

About Wild Oats Markets

Wild Oats Markets, Inc. is a nationwide chain of natural and organic foods markets in the U.S. and Canada. The Company currently operates 101 natural food stores in 25 states and British Columbia, Canada. The Company’s markets include: Wild Oats Natural Marketplace, Henry’s Marketplace, Nature’s - a Wild Oats Market, Sun Harvest and Capers Community Market. For more information, please visit the Company’s website at www.wildoats.com <http://www.wildoats.com>.

Risk Factors and Uncertainties

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include the number, timing and location of stores that the Company plans to open, relocate, sell or close in the future; expected future comparable store sales, revenues and earnings per share; the success of the Company’s marketing and merchandising programs; and the future financial measures and the prospects for favorable growth and performance.

The statements made by the Company are based on management’s present expectations, and actual results may differ from the results indicated or otherwise implied by such forward-looking statements due to certain risks and uncertainties including, but not limited to, general economic conditions, the impact of competition in certain regions, the ability to obtain necessary inventory to support increased advertising and more frequent special pricing, the Company’s ability to execute on marketing and merchandising initiatives being implemented, as well as other risks detailed from time to time in the Company’s SEC filings, including the Annual Report on Form 10-K for the fiscal year ended December 29, 2001, as well as quarterly reports on Form 10-Q. These risk factors may not be an all-inclusive enumeration of the business risks faced by Wild Oats. Investors should recognize that the reliability of any projected financial data diminishes the farther in the future the data are projected.

The statements made by management of the Company and summarized above represent their views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. Wild Oats does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.

    Wild Oats Markets, Inc.
    Condensed Consolidated Statement of Operations
    (In thousands, except per-share amounts)

                                               Thirteen Weeks Ended
                                        December 28,          December 29,
                                           2002                   2001
                                       (Unaudited)            (Unaudited)

    Sales                           $221,828   100.0%     $222,129   100.0%
    Cost of goods sold
     and occupancy costs             153,707    69.3%      159,909    72.0%
      Gross profit                    68,121    30.7%       62,220    28.0%

    Direct store expenses             47,825    21.6%       52,935    23.8%
      Store contribution              20,296     9.1%        9,285     4.2%

    Selling, general and
     administrative expenses          13,557     6.1%       11,425     5.2%
    Pre-opening expenses                 647     0.3%           47     0.0%
    Amortization of goodwill                                   738     0.3%
    Restructuring and asset
     impairment charges (income)          (6)    0.0%         (704)   -0.3%

     Income (loss) from operations     6,098     2.7%       (2,221)   -1.0%

    Loss on investment
    Interest expense, net              1,432     0.6%        2,173     1.0%

     Income (loss) before
      income taxes                     4,666     2.1%       (4,394)   -2.0%

    Income tax expense (benefit)       2,095     0.9%       (1,618)   -0.7%

     Net income (loss)                $2,571     1.2%      ($2,776)   -1.3%

    Basic net income (loss)
     per common share                  $0.09                ($0.11)

    Weighted average number of
     common shares outstanding        29,648                24,720

    Diluted net income (loss)
     per common share                  $0.09                ($0.11)

    Weighted average number of
     common shares outstanding        30,124                24,720

In the Thirteen and Fifty-Two weeks ended December 29, 2001, $969,000 and $4,324,000, respectively, were reclassified from Direct Store Expenses to Selling, General, and Administrative Expenses to conform to the current year presentation.

    Wild Oats Markets, Inc.
    Condensed Consolidated Statement of Operations
    (In thousands, except per-share amounts)

                                             Fifty-Two Weeks Ended
                                          December 28,        December 29,
                                             2002                2001
                                         (Unaudited)

    Sales                           $919,130    100.0%   $893,179    100.0%
    Cost of goods sold and
     occupancy costs                 644,862     70.2%    634,631     71.1%
      Gross profit                   274,268     29.8%    258,548     28.9%

    Direct store expenses            198,386     21.6%    208,318     23.3%
      Store contribution              75,882      8.2%     50,230      5.6%

    Selling, general and
     administrative expenses          55,200      6.0%     50,222      5.6%
    Pre-opening expenses               1,897      0.2%      1,562      0.2%
    Amortization of goodwill                                2,966      0.3%
    Restructuring and asset
     impairment charges (income)       (832)     -0.1%     54,906      6.1%

     Income (loss) from operations    19,617      2.1%    (59,426)    -6.6%

    Loss on investment                                        228      0.0%
    Interest expense, net              7,975      0.8%      9,447      1.1%

    Income (loss) before
     income taxes                     11,642      1.3%    (69,101)    -7.7%

    Income tax expense (benefit)       4,733      0.5%    (25,189)    -2.8%

     Net income (loss)                $6,909      0.8%   $(43,912)    -4.9%

    Basic net income (loss)
     per common share                  $0.26               $(1.80)

    Weighted average number of
     common shares outstanding        26,481               24,424

    Diluted net income (loss)
     per common share                  $0.26               $(1.80)

    Weighted average number of
     common shares outstanding        27,083               24,424

In the Thirteen and Fifty-Two weeks ended December 29, 2001, $969,000 and $4,324,000, respectively, were reclassified from Direct Store Expenses to Selling, General, and Administrative Expenses to conform to the current year presentation.

    Wild Oats Markets, Inc.
    Condensed Consolidated Balance Sheet
    (In Thousands)

                                                  Dec 28, 2002   Dec 29, 2001
                                                   (Unaudited)
    Assets
    Current assets:
     Cash and cash equivalents                       $11,367        $18,840
     Inventories, net                                 47,175         54,058
     Accounts receivable, net                          2,524          2,906
     Prepaid expenses and other current assets         7,069         12,422

      Total current assets                            68,135         88,226

    Property and equipment, net                      122,359        128,922
    Intangible assets, net                           113,819        114,296
    Other long term assets                            19,272         21,982

    Total assets                                    $323,585       $353,426

    Liabilities and Stockholders' Equity
    Current liabilities:
     Accounts payable                                $57,596        $62,852
     Accrued liabilities                              37,943         39,526
     Current portion of debt and capital leases          146         12,338

      Total current liabilities                       95,685        114,716

    Long-term debt and capital leases                 43,075        112,291
    Other long-term liabilities                       17,923         19,404

      Total liabilities                              156,683        246,411

    Stockholders' equity:
     Preferred stock, $0.001 par value;
      5,000,000 shares authorized; no shares
      issued and outstanding
     Common stock, $0.001 par value;
      60,000,000 shares authorized;
      29,658,660 and 24,766,409 shares
      issued and outstanding                              30             25
     Additional paid-in capital                      203,282        151,076
     Accumulated deficit                             (35,368)       (42,277)
     Accumulated other comprehensive loss             (1,042)        (1,809)
      Total stockholders' equity                     166,902        107,015

    Total liabilities and stockholders' equity      $323,585       $353,426

Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.

    Wild Oats Markets, Inc.
    Condensed Statement of Cash Flows
    (In Thousands)

                                                      Fifty-Two Weeks Ended
                                                  Dec 28, 2002   Dec 29, 2001
                                                   (Unaudited)
    Cash Flows From Operating Activities:
     Net income (loss)                                $6,909       $(43,912)
    Adjustments to reconcile net
     income (loss) to net cash
     from operating activities:
     Depreciation and amortization                    20,879         26,082
     Deferred tax expense (benefit)                    3,563        (22,509)
     Loss on disposal of property and equipment           21            477
     Restructuring and asset
      impairment charges (income)                       (701)        54,907
     Loss on investment                                                 228
     Other                                              (317)          (280)
    Change in assets and liabilities:
     Inventories                                       6,886          1,120
     Receivables and other assets                      4,422          5,240
     Accounts payable                                 (5,267)         6,330
     Accrued liabilities and other liabilities          (199)        (1,972)

      Net cash provided by operating activities       36,196         25,711

    Cash Flows From Investing Activities:
     Capital expenditures                            (14,751)       (20,082)
     Proceeds from sale of property and equipment        229            146

      Net cash used in investing activities          (14,522)       (19,936)

    Cash Flows From Financing Activities:
     Net repayments on line of credit                (69,200)        (1,685)
     Proceeds on notes payable and
      long-term debt 2,000
     Payments on notes payable,
      long-term debt and capitalized leases          (10,798)          (254)
     Proceeds from issuance of common
      stock, net                                      50,822            895

    Net cash (used in) provided by
     financing activities                            (29,176)           956

    Effect of exchange rate changes on cash               29           (348)

    Net increase in cash and cash equivalents         (7,473)         6,383
    Cash and cash equivalents at
     beginning of period                              18,840         12,457

    Cash and cash equivalents at end of period       $11,367        $18,840